Exhibit 10(n)(3)

CENTERPOINT ENERGY, INC.
OUTSIDE DIRECTOR BENEFITS PLAN
(As Amended and Restated Effective December 31, 2008)

__________________________

RECITALS

WHEREAS, CenterPoint Energy, Inc., a Texas corporation (the “Company”), maintains the CenterPoint Energy, Inc. Outside Director Benefits Plan, as amended and restated effective June 18, 2003, and as thereafter amended (“Plan”); and

WHEREAS, the Plan is closed to outside directors of the Company who (i) terminated service prior to January 1, 1992 and were not re-elected to the Board of Directors of the Company (“Board”) prior to January 1, 2004 or (ii) were initially elected to the Board on or after January 1, 2004; and

WHEREAS, on and after January 1, 2005, the Plan has been operated in good faith compliance with Section 409A of the Internal Revenue Code (“Code”) with respect to benefits under the Plan that are earned or vested after December 31, 2004, with such Plan benefits earned and vested prior to January 1, 2005, subject to the terms and conditions of the Plan as in effect on October 3, 2004; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Company desires to amend the Plan to freeze the Plan benefit and to comply with the final regulations issued under Section 409A of the Code;

NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended and restated, effective as of December 31, 2008, to read as follows:

ARTICLE I

PURPOSE

The purpose of the Plan is to enhance the Company’s ability to maintain a competitive position in attracting and retaining qualified Outside Directors who contribute, and are expected to contribute, materially to the success of the Company and its subsidiaries by providing retainer continuation benefits for the Outside Directors.  The Plan is closed to any Outside Director (i) whose service on the Board terminated prior to January 1, 1992 and who was not re-elected to the Board prior to January 1, 2004, or (ii) who was first elected to the

Board on or after January 1, 2004.  Effective as of December 31, 2008, the benefit under the Plan is frozen.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the terms set forth below shall have the following meanings:

“Annual Retainer Fee” means the annual fee paid to the Outside Director for his service on the Board exclusive of Board and committee meeting fees and any other supplemental or special retainer fees.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means CenterPoint Energy, Inc., a Texas corporation, or any successor thereto.

A “Full Year of Service” means the completion of service in the capacity of an Outside Director from one annual meeting of shareholders of the Company to the next following annual meeting of shareholders of the Company; provided, however, that (1) such calculation shall include (i) any such service as an Outside Director prior to January 1, 1992, the original effective date of the Plan, and (ii) service as a member of the board of directors of NorAm Energy Corp., any predecessor thereto, or any division or subsidiary of NorAm Energy Corp., or service as a director of any “advisory board” of NorAm Energy Corp. or its subsidiaries or divisions; and (2) the Current Outside Directors (as defined in Article IV) shall be deemed to have a Full Year of Service for the period commencing with the 2008 annual meeting of the shareholders and ending on December 31, 2008.

“Outside Director” means a person who is a member of the Board and who is not a current employee of the Company or a subsidiary.

“Plan” means the CenterPoint Energy, Inc. Outside Director Benefits Plan set forth herein, as amended and restated effective December 31, 2008, and as the same may hereafter be amended from time to time.

“Termination Date” means the date on which occurs the end of an Outsider Director’s service to the Company as a Director by reason of his retirement, declination to stand for re-election, resignation, disability, removal, death or other event that has the effect of terminating his service to the Company; provided, however, that a date shall not be a “Termination Date” until there has been a “Separation from Service” within the meaning of Section 409A of the Code and the Treasury regulations issued thereunder.

ARTICLE III

ADMINISTRATION

3.1           Plan Administrator:  This Plan shall be administered by the Board.

3.2           Powers and Duties:  Subject to the provisions hereof, the Board shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof.  The Board shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan.  The Board may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems necessary or desirable.  Any decision of the Board in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.  The Board may engage in or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.

The Board shall publish and file or cause to be published and filed or disclosed all reports and disclosures required by federal or state law.  The Board shall keep all such books of accounts, records and other data as may be necessary for the proper administration of the Plan.

3.3           Payment of Expenses: Each member of the Board shall serve without compensation for his services as Plan administrator, but all expenses incurred in administration of the Plan shall be paid by the Company.

3.4           Indemnities:  No member of the Board or officer of the Company or a subsidiary of the Company to whom the Board has delegated authority in accordance with the provisions of this Article shall be liable for anything done or omitted to be done by him, by any member of the Board or by any officer of the Company or Company subsidiary in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

ARTICLE IV

PARTICIPATION

All Outside Directors serving in such capacity on or after January 1, 1992 shall be eligible to participate in the Plan, provided such service commenced prior to January 1, 2004.  Any Outside Director (i) whose service on the Board terminated prior to January 1, 1992 and who was not re-elected to the Board prior to January 1, 2004, or (ii) who was first elected to the Board on or after January 1, 2004 shall not be eligible to participate in the Plan.  As of January 1, 2008, the Outside Directors who are active participants in the Plan are Milton Carroll, Derrill Cody, O. Holcombe Crosswell, Thomas F. Madison and Michael E. Shannon (with such active directors referred to as the “Current Outside Directors”).

ARTICLE V

BENEFITS

5.1           Retainer Continuation Benefits:  Each Current Outside Director shall receive a cash benefit equal to the amount resulting from (i) the amount of the Annual Retainer Fee payable to the Outside Director for 2008 (which is $50,000), multiplied by (ii) the Outside Director’s Full Years of Service as of December 31, 2008 (“Plan Benefit”).  The Plan Benefit shall be payable to a Current Outside Director, in accordance with his timely-filed election on the form prescribed by the Board (“Election Form”), either in (1) a lump sum cash payment or (2) annual installment payments for up to the maximum number of years set forth in the Election Form, payable in substantially equal installments based on the number of years elected by the Participant on his Election Form, with such Plan Benefit actuarially adjusted as provided in the Election Form.  A Current Outside Director’s Plan Benefit shall be paid or commence, as applicable, in February 2009 (with, in the case of installment payments, the remaining annual installments paid in the same month as the initial payment month for each of the remaining years elected).  If a Current Outside Director fails to timely make such election, his Plan Benefit shall be paid in the form of a lump sum cash payment (actuarially adjusted as described on the Election Form not timely executed by him).

5.2           Death of Outside Director:  Upon the death of a Current Outside Director before commencement of, or receipt of all, payments payable under the Plan, the Outside Director’s beneficiary or beneficiaries, designated under rules and procedures established by the Board, or in the absence of such beneficiary, the Outside Director’s surviving spouse, or if there is no surviving spouse, the personal representative of such Outside Director’s estate, shall be entitled to receive the cash payment or payments to which the Outside Director was entitled in accordance with Section 5.1 of the Plan.

5.3           Withholding of Taxes:  Unless otherwise required by applicable federal or state laws or regulations, the Company shall not withhold or otherwise pay on behalf of any Outside Director any federal, state, local or other taxes arising in connection with the payment of any benefits under this Plan.  The payment of any such taxes shall be the sole responsibility of each Outside Director.

5.4           Prior Plan Benefits.  Benefits payable to Outside Directors who ceased to be members of the Board prior to January 1, 2005, and thus their benefits under the Plan were earned and vested as of December 31, 2004, are subject to the terms and conditions of the Plan as in effect on October 3, 2004 (“Grandfathered Benefits”).  Such Grandfathered Benefits are not subject to Section 409A of the Code.  The benefits payable to an Outside Director who ceased to be a member of the Board after December 31, 2004, but prior to December 31, 2007, are subject to the terms and conditions of the Plan as in effect on the Termination Date of such Outside Director (subject to good faith compliance with Section 409A of the Code in operation) and his election form, which was made in accordance with the applicable transition guidance issued by the Internal Revenue Service with respect to Section 409A of the Code.

ARTICLE VI

RIGHTS OF OUTSIDE DIRECTORS

6.1           No Assignment or Transfer:  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void.  No right or benefit hereunder shall be in any manner payable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.

6.2           Prerequisites:  No Outside Director, or any person claiming through an Outside Director, shall have any right or interest in the Plan or any benefits hereunder, unless and until all terms, conditions and provisions of the Plan which affect such Outside Director or such other person shall have been complied with as specified herein.

ARTICLE VII

MISCELLANEOUS

7.1           Amendment, Modification, Suspension or Termination:  The Board may amend, modify, suspend or terminate this Plan in whole or in part at any time. Any such amendment, modification, suspension or termination shall not, however, adversely affect the rights of any Outside Director to any accrued benefits under the Plan.

7.2           Code Section 409A.  It is intended that the provisions of this Plan comply with and satisfy the requirements of Code Section 409A.  The Plan shall be operated and the Plan provisions interpreted in a manner consistent with such requirements to the extent applicable.

7.3           Applicable Laws:  This Plan and all determinations made and actions taken pursuant hereto shall be governed by the internal laws of the State of Texas, except as federal law may apply.

7.4           Unfunded Status of Plan:  This Plan shall be an unfunded plan.  The annual benefit amount payable under this Plan shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the unfunded and unsecured right to receive the amount, which right shall be subject to the terms, conditions and restrictions set forth in the Plan.  Such accounts shall be used merely as a bookkeeping convenience.  The Company shall not be required to establish any special or separate fund or reserve or to make any other segregation of assets to assure the payment of the annual benefit amount under this Plan.  Neither the Company nor the Board shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

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IN WITNESS WHEREOF, CenterPoint Energy, Inc. has executed these presents as evidenced by the signature of its duly authorized officer, in a number of copies, all of which shall constitute but one and the same instrument, which may be sufficiently evidenced by any such executed copy hereof, this 12th day of December, 2008.

CENTERPOINT ENERGY, INC.

	By:	/s/ David M. McClanahan
David M. McClanahan
President and Chief Operating Officer

ATTEST:

/s/ Richard Dauphin
Richard Dauphin
Assistant Corporate Secretary